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                                                                   Exhibit 10.31

                         REAL ESTATE PURCHASE AGREEMENT

         This REAL ESTATE PURCHASE AGREEMENT ("Agreement") is made as of this ___ day of November, 2001 ("Effective Date"), by and between Syndicated Bloomington I LLC, a Delaware limited liability company ("Purchaser"), and Charles A. Beasley and Marjorie A. Beasley, residents of the State of Indiana ("Seller").

                                    AGREEMENT

         In consideration of the payment by Purchaser to Seller of the Purchase Price (as defined below) and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, and the mutual covenants contained in this Agreement, Seller and Purchaser agree as follows:

         1.Purchase and Sale. Purchaser hereby agrees to purchase from Seller and Seller hereby agrees to sell to Purchaser that certain parcel of real estate commonly known as 4863 Vernal Pike, Bloomington, Monroe County, Indiana 47401 ("Real Estate"), as more particularly described on Exhibit A ("Description"), together with all rights, privileges, interest, easements, hereditaments, appurtenances, fixtures and improvements now or hereafter belonging, appertaining, located on, attached to, or used in connection with the Real Estate, including, without limitation, that certain approximately sixty thousand (60,000) square foot facility (collectively, "Appurtenances") (the Real Estate, together with the Appurtenances, being referred to as "Property").

         2. Other Agreements. Syndicated Food Service International, Inc. (f/k/a Floridino's International Holdings, Inc.) and its wholly-owned subsidiary corporations, Syndicated Food Service Group, Inc. and Syndicated Transportation Service Group, Inc. (to be formed) (the "Subsidiaries"), have entered into a separate Agreement and Plan of Merger and Reorganization ("Merger Agreement") dated the same day as this Agreement with Seller, Beasley Food Service, Inc. ("BFS") and Beasley Transportation, Inc. ("BTI"), both of which are wholly owned by Seller. Under the Merger Agreement, the Subsidiaries, respectively, will acquire by merger all of the shares of BFS and BTI, which corporations conduct a wholesale food distribution business on the Property.

         3. Purchase Price and Manner of Payment. The purchase price for the Property is Three Million Five Hundred Thousand Dollars ($3,500,000) ("Purchase Price"). The Purchase Price is payable as follows:

         (a) Purchaser has paid to Chicago Title Insurance Company ("Title Company"), to be held in escrow pursuant to the terms of this Agreement and the Escrow Agreement attached as Exhibit B, a deposit ("Deposit") against the Purchase Price of One Hundred Thousand Dollars ($100,000),

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                  which, together with all accrued interest thereon, will be refunded to Purchaser if (i) Seller this Agreement (which breach shall include Seller's failure to satisfy an objection or pay a Monetary Lien as described in Section 5.1 below by the Closing Date or termination of this Agreement pursuant to
                  Section 9 below) or Seller, BHI or its subsidiaries default under the Merger Agreement and the Merger Agreement is terminated, or (ii) Seller and Purchaser mutually agree to terminate this Agreement and the Merger Agreement or if this Agreement should otherwise terminate not due to any default of Purchaser under this Agreement, including termination of this Agreement pursuant to Sections 5.2, 5.3, 9 and 25 below. The Deposit will serve as liquidated damages in any action at law for a Purchaser's Default as defined in Section 15 below.

         (b) One Million Four Hundred Thousand Dollars ($1,400,000) shall be paid by Purchaser to Seller by wire transfer of federal funds to a bank account(s) designated by Seller.

         (c) The balance of the Purchase Price shall be payable by Purchaser's assumption or satisfaction of a Mortgage and Fixture Filing dated as of September 18, 1997 by Seller, as Grantor, for the benefit of Bank One, Indiana, NA, as Lender, recorded in Mortgage Record A891 at pages 443-452 in the Office of the Recorder of Monroe County, Indiana covering the Property and additional property, which additional property was released from the Mortgage and Fixture Filing by Partial Release of Mortgage and Assignment dated December 7, 1998, recorded as record number 824809 (such Mortgage and Fixture Filing, as modified by such Partial Release of Mortgage and Assignment, being called herein the "Mortgage"), which Mortgage secures payment of a promissory note dated September 18,1997 ("Note") from Seller to Bank One, Indiana, NA, in the original principal amount of $2,600,000, which as of the date hereof has and which as of the Closing shall have an unpaid principal balance of no greater than $2,000,000. If Purchaser shall assume the Mortgage and Note, Purchaser shall execute an Assumption Agreement in the form attached as Exhibit C, which shall include a release of Seller from the Mortgage. If the balance due and owing on the Note and Mortgage is less than $2,000,000, the Purchase Price will be reduced by the difference between that balance and $2,000,000, but the amount payable under Section 3(b) will remain $1,400,000.

         4. Closing. The purchase and sale of the Property shall be consummated at a closing to be held simultaneously with the closing of the transactions contemplated by the Merger Agreement, which shall occur no later than December 17, 2001, subject to extension to a date no later than December 31, 2001 if Purchaser requests as a result of Purchaser's inability to satisfy, or assume and secure a release of Seller from, the Mortgage by December 17, 2001. The date and event of the consummation of the

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purchase and sale of the Property as contemplated by this Agreement are referred to, respectively, as the "Closing Date" and the "Closing".

         5. Purchaser's Conditions Precedent to Closing. Purchaser's obligation to purchase the Property is subject to its confirmation of the satisfaction of the following conditions precedent:

                  5.1 Title Commitment and Policy. Within five (5) days after the Effective Date, Seller, at its sole cost and expense, shall provide Purchaser with a commitment for an owner's policy of title insurance ("Title Commitment"), issued by Title Company and containing the agreement of the Title Company to issue an owner's policy of title insurance (ALTA Form 1992) insuring fee simple title to the Property in the name of Purchaser or its assignee or designee upon delivery of a special warranty deed therefor from Seller to Purchaser, together with such endorsements as Purchaser shall require, including non-imputation, Fairway, Zoning, separate Tax Parcel, Subdivision Act, ALTA 9, Public Street Access, Gap, waiver of arbitration and contiguity; provided that Seller shall not be required to provide any indemnity agreement to the Title Company in connection with any endorsements except with respect to non-imputation and Gap and as may be contained in the Vendor's Affidavit. Seller's obligation to pay for the Title Commitment is limited to the portion of the title company charges attributable to the title search, not the title insurance, closing or recording fees, or other incidental expenses requested by Purchaser, all of which are the responsibility of Purchaser. The Title Commitment shall set forth the state of title to the Property, together with all exceptions or conditions to such title, including, but not limited to, all easements, restrictions, rights-of-way, covenants, reservations and all other liens and encumbrances affecting the Property which would appear in an owner's policy of title insurance issued pursuant to the Title Commitment and shall set forth the Title Company's requirements for issuing such owner's policy of title insurance with extended coverage (i.e., without standard pre-printed exceptions). Purchaser shall receive with the Title Commitment legible copies of the exceptions set forth therein and the most recent tax bills for the Property. The Title Commitment shall contain the commitment of the Title Company to insure title in the name of the Purchaser for the full amount of the Purchase Price, provided, however, Purchaser shall pay the cost of any endorsements to the Commitment that Purchaser may desire. The title policy to be issued pursuant to the Title Commitment shall be issued at Closing in a "New York style" closing.

                  5.2 Permitted Exceptions. Within five (5) days after delivery of the Title Commitment, Purchaser shall advise Seller of any defect or objections disclosed by the Title Commitment (other than the Mortgage) which are objectionable to Purchaser. Any item shown on the Title Commitment to which no objection is made by that date is a "Permitted Exception." If any objection is timely made, or if a lien or encumbrance shall first affect the Property after the effective date of the Commitment and prior to the Closing, Seller has the option, in Seller's sole discretion, to make reasonable efforts to satisfy such objections, except that Seller

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         agrees to satisfy any monetary lien affecting the Property ("Monetary
         Lien") at or prior to the Closing and with respect to any other title matter objected to by Purchaser which is not in a liquidated amount but which can be cured within a period of twenty (20) days at an expense of not more than $25,000 ("Other Title Matters"), Seller shall also cure the same at or prior to the Closing. In the event those defects and objections (other than the Monetary Liens and other Title Matters, which Seller shall satisfy at or prior to the Closing) are not satisfied by the Closing Date, then, at the option of Purchaser, Purchaser may elect to terminate this Agreement or waive the objection and proceed to Closing. For purposes of this Agreement, any such defect or objection shall be deemed to have been cured by Seller upon the issuance to Purchaser by the Title Company of its policy insuring title to the Property without exception for such defect or objection (specifically referring to such defect or objection) at no additional cost to Purchaser.

                  5.3 Environmental Assessment. Purchaser may obtain, at its sole cost and expense, a Phase I Environmental Assessment of the Property prepared by an environmental company selected by Purchaser ("Environmental Assessment"), which reports on the environmental condition of the Property, including without limitation, whether the Property is affected by wetlands or subsidence and whether the environmental condition of the Property has been adversely affected by past uses and is free of any underground storage tanks, hydrocarbon contamination, asbestos containing materials, polychlorinated biphenyls, hazardous materials, hazardous substances, hazardous waste, regulated, infectious or toxic substance, material or waste, including, but not limited to, petroleum products and by-products and those substances, materials and wastes defined or specified in 42 U.S.C. ss.9601, et seq., and any other federal or state statute or local ordinance relating to the environment or public health and applicable to the Property as well as any rules and regulations promulgated, administered or enforced by any governmental agency or authority pursuant thereto including any subsequent amendments thereof ("Hazardous Substances"), and that the Property is not in violation of any state, federal or local environmental, health or safety law, rule or regulation. The Environmental Assessment shall be addressed to Purchaser, Purchaser's lender and such other parties as Purchaser may reasonably require. If, in the reasonable judgment and direction of Purchaser, the Environmental Assessment discloses that the environmental condition of the Property has been affected by wetlands or adversely affected by past uses or is not free of Hazardous Substances or if there is any other adverse environmental condition affecting the Property, Purchaser may terminate this Agreement at any time prior to the Closing Date and one- half of the Deposit, together with accrued interest on that portion of the Deposit, will be returned to Purchaser. Seller has provided Purchaser with copies of all environmental reports or other assessments of the Property which Seller has in its records.

                  5.4 General Inspection. Purchaser has previously inspected and tested the improvements located on the Real Estate, including, without limitation, heating

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         and air conditioning systems, interior plumbing systems, electrical systems, roofs, walls, ceilings, floors, windows and foundations, and has found the improvements acceptable.

         6. Seller's Condition Precedent to Closing. Seller shall be released from liability under the Mortgage and Note by written instrument in the form of the Release incorporated in the Assumption Agreement or otherwise in a form reasonably satisfactory to Seller or by satisfaction of the Mortgage and cancellation of the Note.

         7. Purchaser's Right of Entry. Through the Closing Date, Purchaser and its employees, agents, contractors and engineers shall have the right to enter upon the Property at all reasonable times and from time to time for the purpose, at Purchaser's cost and expense, of inspecting, surveying, making engineering, soil, drainage, utility, traffic and other inspections and tests reasonably necessary. In the event Purchaser, its employees, agents, contractors or engineers shall damage the Property during the course of such inspections or tests, Purchaser shall promptly repair the damage to the Property caused by such inspections and/or tests. Purchaser shall indemnify and hold Seller harmless of and from any mechanic's, materialman's, laborer's or artisan's liens or claims that may be filed or asserted against the Real Estate or Seller by the agents, contractors or employees performing such work for Purchaser. In addition, Purchaser shall indemnify and hold Seller harmless of and from any and all claims and liabilities for injury or damage to person or property as a result of or arising out of Purchaser's inspection of the Property.

         8.       Closing Adjustments and Prorations.

                  8.1 Taxes and Assessments. Seller shall pay, prior to delinquency, all installments of real estate taxes and assessments, whether regular, general or special, which are due and payable on or before the Closing Date. Purchaser shall pay all installments of real estate taxes and assessments, whether regular, general or special, due and payable after the Closing Date.

                  8.2. Transfer Taxes; Documentary Stamp Taxes; Gross Income Tax. Immediately upon conveyance of the Property, Seller shall pay all state, county and city property transfer taxes, documentary stamp taxes and gross income or adjusted gross income taxes then due and payable in respect of, or in connection with, the sale of the Property.

                  8.3. Recording Fees. At Closing, Purchaser shall pay all state, county and city recording fees and costs related to the conveyance of the Property to Purchaser.

                  8.4 Insurance. Seller's tenant, Beasley Food Service, Inc., has maintained insurance on the Property. That insurance shall be continued notwithstanding the

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         Closing. Any separate insurance maintained by Seller in respect of the
         Property, if any, shall be paid in full and cancelled as of the Closing Date.

                  8.5 Utilities. All utility and other charges with respect to or in connection with the Property before the Closing Date are the responsibility of Seller's tenant, Beasley Food Service, Inc., which shall be responsible for all such charges through the Closing Date.

                  8.6 Title Insurance and Closing Costs. At Closing, Purchaser shall pay all premiums and charges by the Title Company allocable to Purchaser in connection with its issuance of the owner's policy of title insurance to be issued (including any endorsements), together with any closing fee charged by the Title Company to issue the Title Policy with an effective date as of the Closing Date and other incidental costs of Closing for expenses requested by Purchaser.

All credits to Purchaser or to Seller from the closing adjustments and prorations described above or elsewhere in this Agreement shall increase or decrease, as applicable, the amount of funds due at Closing from Purchaser.

         9. Risk of Loss, Casualty and Condemnation. Until the purchase and sale of the Property is consummated at the Closing and possession is delivered to Purchaser, all of the costs, expenses and risks of ownership, maintenance and loss of the Property are borne by Seller. If, prior to Closing through no fault of Purchaser, the Property, or any part of it, is, or may be, taken or damaged pursuant to an exercise or threat of exercise of the power of eminent domain, fire or other casualty in a way that would materially affect Purchaser's ability to conduct business from the Property, Purchaser may, upon delivery of written notice to Seller within ten (10) days following notice of such casualty or taking, terminate this Agreement whereupon neither party shall have any further obligation under this Agreement, except that Seller shall cause the Deposit, together with all accrued interest thereon, to be returned to Purchaser. Alternatively, at Purchaser's election, Purchaser may proceed to Closing and receive a credit or reduction in the Purchase Price by the amount of the entire proceeds of the award or compensation, through insurance or otherwise, payable to Seller in respect of the part so taken or damaged; the reduction shall first come out of the amount of funds due at Closing and then shall reduce the principal amount of the Mortgage unless, if the Mortgage shall be assumed at Closing, the terms of the Mortgage require proceeds to be first applied to principal or interest under the Note and Mortgage in which case the sum due at Closing under Section 3(b) shall not be reduced by the funds so applied. Any appraisal ordered by Purchaser to determine the proper amount of reduction in or credit against the Purchase Price shall be paid for by Seller.

         10. Possession. Possession of the Property shall be delivered by Seller to Purchaser at Closing free and clear of any leases, occupancies, licenses or rental agreements or any other right to possession or option or right to acquire any interest in the Property except for the current tenancies or occupancies of Beasley Food Service, Inc. and Beasley Transportation, Inc.

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         11. Sale "As Is" and Without Warranties. Except as provided in this
Section 11, Purchaser hereby acknowledges that Seller is selling the Property, including all improvements located thereon, "AS IS" and without any warranty whatsoever, including without limitation, any warranty pertaining to the fitness of the Property for a particular use, any environmental characteristic of the Property, or any warranty pertaining to the quality or condition of the Property or any personal property, equipment, appliances or items used or sold in connection therewith, except as otherwise contained in this Agreement or the Merger Agreement. This Section 11 is not intended to, and does not, invalidate any independent obligation of Seller or any other party under the Merger Agreement. Seller represents and warrants the following to Purchaser with respect to the Property:

         a. No consent or approval of any third party is necessary for the consummation of the transactions contemplated by this Agreement other than as may be required with respect to the Mortgage.

         b. Neither the execution nor the delivery of this Agreement by Seller nor consummation of the transactions contemplated by this Agreement by Seller (i) conflicts with or results in a breach of any agreement, contract, license, permit, or other obligation which bind Seller, Seller's tenants or the Property except for the Note and Mortgage or (ii) amounts to or results in a violation of any statute, regulation, rule, ordinance or judgment or order of court or administrative agency having jurisdiction over Seller or the Property except for breaches, violations or the like which are not material to Seller or would not prevent the completion of the transactions contemplated by this Agreement. Neither Seller nor either of Seller's tenant is in default under the Note, Mortgage, Declaration (reflected as item F-H-8 on the Title Commitment dated October 19, 2001 for the Property) or any other agreement affecting the Property that survives the Closing.

         c. There are no building service agreements respecting the Property other than agreements which have been entered into by Seller's tenants in the ordinary course of their business operations, none of which obligate tenant for more than $10,000 or one (1) year unless otherwise disclosed under the Merger Agreement. All utilities and improvements necessary for the conduct of business operations by Seller's tenants are present and complete and in working order consistent with the historic conduct of business operations on the Real Estate by Seller's tenant as of the date of this Agreement.

         d. To the best of Seller's knowledge, there have been no violations of any Environmental, Health and Safety Requirements (as that term is defined in the Merger Agreement) or other laws, ordinances, regulations or other

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                  legal requirements with respect to the Property during
                  Seller's ownership of the Property.

         e. There is a valid Certificate of Occupancy for the improvements on the Real Estate.

         f. There is no litigation or administrative proceeding pending or, to the best knowledge and belief of Seller, threatened against Seller, after due inquiry, having any bearing upon the Property or Seller's ability to execute, deliver and perform obligations under this Agreement.

Seller will bring the above representations and warranties current to the Closing by delivery of an appropriate certificate. The representations and warranties will survive the Closing for a period of three (3) years.

         12. Seller's Obligations at Closing. At Closing, Seller agrees to deliver to Purchaser in accordance with the terms of this Agreement the following:

                  a. A duly executed Special Warranty Deed in recordable form conveying good and marketable title to the Property subject only to Permitted Exceptions, unless otherwise agreed by Purchaser in writing, together with all authority documents showing the authority of Seller to sell and convey the Property and the authority of the signatory party to bind the Seller;

                  b. A duly executed Vendor's Affidavit in the form attached as Exhibit D.

                  c.       Exclusive possession and occupancy of the Property;

                  d. An assignment of warranties with respect to the Property;

                  e. Seller shall furnish Purchaser with an affidavit in a form reasonably satisfactory to Purchaser stating that Seller is not a "Foreign Person" as that term is used in ss.1445 of the Internal Revenue Code;

                  f. A duly executed sales disclosure statement, as required by LIC. 6-1.1-5.5, et seq, ("Sales Disclosure Statement");

                  g. An owner's policy of title insurance issued by the Title Company ("Title Policy") with an effective date as of the Closing Date in the amount of the Purchase Price, which shall insure fee simple, indefeasible title to the Property in the name of Purchaser as legal owner, with the endorsements referred to in Section 5.1 above attached thereto, subject only to the Permitted Exceptions. The Title Policy shall be issued on ALTA Form 1992 (10-17-92); and

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                  h.       All other documents, including a Settlement
         Statement, reasonably necessary to complete the transaction contemplated by this Agreement; provided that those documents do not change the legal rights and obligations of the parties.

         13. Purchaser's Obligations at Closing. At Closing, Purchaser agrees to deliver to Seller:

                  a. The funds referred to in Section 3(b) of this Agreement, subject to the Closing adjustments and prorations;

                  b. An Assumption Agreement or satisfaction of Mortgage, duly executed and authorized;

                  c. A Sales Disclosure Statement, duly executed and authorized; and

                  d. Evidence of existence, organization and authority of Purchaser to consummate the transactions contemplated herein and evidence of authority of the person executing documents on behalf of Purchaser, in form reasonably satisfactory to Seller.

         14. Use of Brokers. Seller and Purchaser represent and warrant to one another that neither has contracted nor dealt with any real estate broker, finder or other person with respect to this Agreement or the transactions contemplated hereby; and, insofar as they know, no other real estate broker or other person claiming through either Seller or Purchaser is entitled to any commission or finder's fee in any such connection. Seller and Purchaser each agree to indemnify and hold harmless one another against any loss, liability, damage or claim incurred by reason of any brokerage commission or finder's fee alleged to be payable because of the indemnifying party's representation in this Section being untrue. Such indemnity obligation shall be deemed to include the payment of reasonable attorneys' fees and court costs incurred in defending any such claim.

         15. Default. If the purchase and sale contemplated by this Agreement is not consummated due to the breach or default or misrepresentation by Purchaser ("Purchaser's Default"), Seller's sole remedy under this Agreement shall be to terminate this Agreement and to have the Title Company pay the Deposit, and all accrued interest thereon, to Seller as liquidated damages. Seller and Purchaser expressly recognize the difficulty of precisely ascertaining the amount of damages to Seller in the event of a default by Purchaser hereunder and declare and agree that the liquidated damages set forth in Section 3(a) above represent reasonable damages to Seller. In the event the purchase and sale contemplated by this Agreement is not consummated due to the breach or default by Seller, or if any representation or warranty made herein is materially untrue or breached as of the Closing Date ("Seller's Default"), Purchaser may avail itself of any and all remedies at law or in equity, including, but not limited to, a suit for specific performance of this Agreement, unless specific performance is unavailable because of Seller's inability to convey the Property in accordance with this Agreement, or for damages for the breach of this Agreement or any of the representations or warranties in

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this Agreement, including offsetting damages against payments due to Seller under the Merger Agreement or realization on collateral under the Pledge and Escrow Agreement to be delivered at Closing under the Merger Agreement. Seller's exercise of its remedy under this Agreement does not preclude Seller from exercising a remedy available to Seller under the Merger Agreement or any other agreement of Seller or Seller's affiliates with Purchaser or Purchaser's affiliates; provided that nothing in this Section 15 shall be construed as allowing recovery by Seller greater than actual damages. Any liability under this Agreement is agreed to be includible under the aggregate liability limitation set forth in Section 6.5 of the Merger Agreement.

         16. Notices. All notices, requests, demands, consents and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly and properly given on the date of service if delivered personally or on the date of mailing if deposited in a receptacle of the United States registered or certified mail, first class postage prepaid, return receipt requested, or sent by reputable overnight delivery service, addressed appropriately as follows:

         If to Seller:          Charles A. Beasley
                                Marjorie A. Beasley
                                P. O. Box 524
                                5600 Nathan Way
                                Bloomington, Indiana 47408

         With a copy to:        John W. Boyd, Esq.
                                Barnes & Thornburg
                                11 South Meridian Street
                                Indianapolis, Indiana 46204-3535

         If to Purchaser:       Syndicated Bloomington I LLC
                                661 Seville Road, Suite 113
                                Daytona Beach, Florida 32119
                                Attn: William C. Keeler, CEO

         With a copy to:        Lowell Willinger, Esq.
                                Proskauer Rose LLP
                                1585 Broadway
                                New York, NY 10036

         Either party may change its address for purposes of this Section 16 by giving the other party written notice of the new address in the manner set forth above.

         17. Assignment. Purchaser may freely assign its interest in this Agreement to any affiliate of Purchaser without the consent of Seller, but any assignment shall not relieve Purchaser of its obligations or liability under this Agreement.

         18. Confidentiality. Except as may be required by law, including federal securities laws, this Agreement and any Environmental Assessment conducted by Purchaser under Section 5.3 shall be confidential and not disclosed to any third parties without the written consent of the parties.

         19. Binding on Successors. This Agreement is binding upon and inures to the benefit of the parties and their respective successors, assigns and court-appointed representatives.

         20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

         21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         22. Modification. This Agreement may not be changed or modified except by an agreement in writing signed by the party sought to be charged with the modification.

         23. Waiver. No failure on the part of either party to exercise any power or right under this Agreement or to insist upon strict compliance with any obligations specified herein, and no custom or practice at variance with the terms hereof constitutes a waiver of either party's right to demand exact compliance with the terms hereof; provided however, that either party may, at its sole option, waive in writing, any requirement, covenant or condition established for the benefit of the party without affecting any of the other terms or provisions of this Agreement. No delay on the part of either party in the exercise of any power or right operates as a waiver nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. Except as otherwise provided in this Agreement, all rights and remedies existing under this Agreement are cumulative.

         24. Captions. Captions of the sections of this Agreement are solely for the convenience of the various parties and shall not be construed to interpret or limit the content of any provision or section of this Agreement.

         25. Merger Agreement. The Closing of the transactions contemplated by this Agreement shall occur simultaneously with the closing of the transactions contemplated by the Merger Agreement. If the Closing of the transactions contemplated by the Merger Agreement does not occur, then the transactions contemplated by this Agreement shall likewise not occur. If the Closing does not occur through no fault of Purchaser, the Deposit and all accrued interest on it shall be returned to Purchaser.

         26. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties and supersede all prior discussions, agreements, writings and representations between Seller and Purchaser with respect to the Property and the transaction contemplated by this Agreement.

         27. Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted, by all applicable laws, ordinances, rules and regulations. In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in a final ruling or judgment of a court of competent jurisdiction from which no appeal has or can be taken, this Agreement shall not terminate and there shall be immediately substituted for such invalid or unenforceable provision a like but valid and enforceable provision, with the approval of all of the parties to this Agreement, which most nearly satisfies the ruling of such court and comports with the original intention of the parties.

         IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement as of the dates set forth below.

                  "PURCHASER"

                                    SYNDICATED BLOOMINGTON I LLC,
                                    a Delaware limited liability company

                                    By: /s/
                                        -----------------------------
                                        Managing Director

                  "SELLER"

                                        /s/ Charles A. Beasley
                                        -----------------------------
                                        Charles A. Beasley

                                        /s/ Marjorie A. Beasley
                                        -----------------------------
                                        Marjorie A. Beasley

Exhibit A - Description

Exhibit B - Escrow Agreement (Chicago Title Insurance Company)

Exhibit C - Assumption Agreement and Release or Satisfaction of Mortgage [to be provided by Bank One, Indiana]

Exhibit D - Vendor's Affidavit